EXHIBIT 99.1
News Release

Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Senior Vice President, Finance and Chief Financial Officer (513) 425-5270

IAM Members Ratify New Labor Agreement For Middletown Works

WEST CHESTER, OH, June 10, 2014 - AK Steel (NYSE: AKS) said today that members of the International Association of Machinists and Aerospace Workers (IAM) Local 1943 have ratified a new 42-month labor agreement covering about 1,700 hourly production and maintenance employees at the company’s Middletown (OH) Works.
“We are pleased to have reached a competitive labor agreement with our unionized employees at our Middletown Works,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The agreement continues to serve the interests of both the company and Local 1943 members in a highly competitive, global steel marketplace.”
The new agreement was reached early. It will replace the current agreement, which was set to expire on September 15, 2014. The new agreement will take effect on September 15, 2014 and expire on March 15, 2018.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
    AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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